Stock Code: 688082 Stock Abbreviation: ACM Shanghai Announcement No.: 2026-016

ACM Research (Shanghai), Inc.
Indicative Announcement Regarding the Proposed Issuance of H Shares and Listing on The Stock Exchange of Hong Kong Limited

ACM Shanghai and all members of its Board of Directors hereby warrant that the contents of this announcement contain no false records, misleading statements or material omissions, and is legally liable for its authenticity, accuracy and completeness thereof in accordance with the law.

ACM Research (Shanghai), Inc. (hereinafter referred to as the “Company”) is proposed to issue overseas listed shares (H Shares) and apply for listing on The Stock Exchange of Hong Kong Limited (hereinafter referred to as the “HKEX”) (hereinafter referred to as the “H Share Listing”) with the aim of deepening its strategic development, expanding into international markets, strengthening the Company’s capital base, continuously attracting and retaining outstanding talent, further enhancing its overall competitiveness, and consolidating its position in international markets. As of the date of this announcement, ACM Shanghai is in discussion with relevant intermediaries regarding the specific steps to advance the H Share Listing, and the relevant details have not yet been determined. The H Share Listing will not result in any change to ACM Shanghai’s controlling shareholder or actual controller.

In accordance with the requirements of applicable laws, regulations and normative documents, including the Company Law of the People’s Republic of China, the Securities Law of the People’s Republic of China, the Rules Governing the Listing of Stocks on the Science and Technology Innovation Board of the Shanghai Stock Exchange, the Interim Measures for the Administration of Overseas Securities Offering and Listing by Domestic Companies, the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, and the relevant provisions under the laws of the Hong Kong Special Administrative Region governing the issuance and listing of shares in Hong Kong by issuers incorporated in the People’s Republic of China, upon finalization of the specific proposal, this H Share Listing will be subject to review and approval by the Board of Directors and shareholders’ general meeting of ACM Shanghai, and will also require filing or review and approval by relevant government authorities and regulatory bodies, including the China Securities Regulatory Commission, the HKEX, and the Securities and Futures Commission of Hong Kong.

There is significant uncertainty as to whether this H Share Listing will successfully pass the relevant review, filing, and approval procedures and be ultimately implemented. ACM Shanghai will fulfill its information disclosure obligations in a timely manner in accordance with applicable laws, regulations and normative documents and in light of subsequent progress of the H Share Listing, so as to safeguard the legitimate rights and interests of ACM Shanghai and all shareholders. Investors are kindly reminded to pay attention to subsequent announcements and to be mindful of investment risks.

This announcement is hereby issued.

ACM Research (Shanghai), Inc.
Board of Directors
April 18, 2026